UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

August 5, 2010

Cano Petroleum, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32496 (Commission File Number)	77-0635673 (IRS Employer Identification No.)

801 Cherry Street, Suite 3200 Fort Worth, Texas (Address of principal executive offices)	76102 (Zip Code)

(817) 698-0900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On August 5, 2010, Cano Petroleum, Inc., a Delaware corporation (“Cano”), and its subsidiaries executed a Consent and Forbearance Agreement (the “Senior Forbearance Agreement”) with Natixis and Union Bank, N.A., formerly known as Union Bank of California, N.A (“Union Bank”), relating to existing defaults under the Amended and Restated Credit Agreement dated December 17, 2008 among Cano, Natixis and Union Bank (as amended, the “Amended and Restated Credit Agreement”) and a Consent and Forbearance Agreement (together with the Senior Forbearance Agreement, the “Forbearance Agreements”) with UnionBanCal Equities, Inc. (“UnionBanCal”), relating to existing defaults under the Subordinated Credit Agreement dated December 17, 2008 between Cano and UnionBanCal (as amended, the “Subordinated Credit Agreement” and together with the Amended and Restated Credit Agreement, the “Credit Agreements”).  Pursuant to the Forbearance Agreements, Natixis, Union Bank and UnionBanCal agreed to forbear from exercising certain rights and remedies under the Credit Agreements arising as a result of the following defaults (the “Designated Defaults”):

•                  Cano’s failure to pay the amendment fees required by Amendment No. 2 to each of the Credit Agreements;

•                  Cano’s failure to provide an Internal Engineering Report and accompanying officer’s certificate on or before March 30, 2010, as required by the Credit Agreements;

•                  Cano’s potentially prohibited cash payments with respect to its shares of Series D Convertible Preferred Stock on June 29, 2010 and June 30, 2010; and

•                  Cano’s failure to comply with certain financial covenants contained in the Credit Agreements for the quarter ended June 30, 2010 and potential failure to comply with such covenants for the quarter ended September 30, 2010.

The Forbearance Agreements also contain the following material terms:

•                  Natixis, Union Bank and UnionBanCal consent to Cano’s termination of certain natural gas hedge contracts.

•                  Cano may not make any indirect or direct cash payment, cash dividend or cash distribution in respect of its shares of Series D Convertible Preferred Stock.

•                  Natixis, Union Bank and UnionBanCal agree to forbear from exercising certain rights and remedies under the Credit Agreements arising as a result of Cano’s potential failure to pay interest upon receipt of a default notice on the unpaid principal amount of each advance under the Subordinated Credit Agreement on September 30, 2010.

•                  Cano must establish, on or before August 10, 2010, an electronic data room with information available to persons that may be interested in consummating an asset purchase, merger, combination, refinancing, recapitalization or other similar transaction with Cano (each, a “Prospective Transaction”).

•                  Cano must execute, on or before September 15, 2010, a letter of intent evidencing the parties intent to consummate a Prospective Transaction that will close on or before October 29, 2010 (the “Definitive Transaction”).

•                  Cano must execute definitive documentation providing for the Definitive Transaction on or before September 30, 2010.

•                  Cano must close the Definitive Transaction on or before October 29, 2010.

•                  Cano must deliver to Union Bank and UnionBanCal a weekly written report of the parties visiting the electronic data room and a summary of progress and correspondence with respect to any Prospective Transaction.

•                  Cano must pay a forbearance fee in an amount equal to 1% of the aggregate principal amount of the advances outstanding under the Credit Agreements as of August 5, 2010 and the amendment fees required by Amendment No. 2 to each of the Credit Agreements upon receipt of proceeds from a Definitive Transaction.

•                  The aggregate commitments of Natixis and Union Bank to lend to Cano pursuant to the Amended and Restated Credit Agreement are permanently reduced to $51.45 million.

•                  Union Bank and UnionBanCal shall not redetermine Cano’s borrowing bases under the Credit Agreements at any time prior to the termination of the Forbearance Agreements.

The Forbearance Agreements will terminate on the earlier of October 29, 2010, the date of Cano’s failure to comply with any of the terms described above and the date of the occurrence or existence of any default under either Credit Agreement, other than the Designated Defaults.

The summary of the Forbearance Agreements set forth in this Item 1.01 does not purport to be complete and is qualified by reference to such agreements filed herewith as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                           Consent and Forbearance Agreement dated August 5, 2010 among Cano Petroleum, Inc., the Guarantors (as defined therein), the Lenders (as defined therein) and Union Bank, N.A. (f/k/a Union Bank of California, N.A.)

10.2                           Consent and Forbearance Agreement dated August 5, 2010 among Cano Petroleum, Inc., the Guarantors (as defined therein), the Lenders (as defined therein) and UnionBanCal Equities, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANO PETROLEUM, INC.

Date: August 9, 2010
	By:	/s/ Benjamin Daitch
Benjamin Daitch
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1

Consent and Forbearance Agreement dated August 5, 2010 among Cano Petroleum, Inc., the Guarantors (as defined therein), the Lenders (as defined therein) and Union Bank, N.A. (f/k/a Union Bank of California, N.A.)

10.2	Consent and Forbearance Agreement dated August 5, 2010 among Cano Petroleum, Inc., the Guarantors (as defined therein), the Lenders (as defined therein) and UnionBanCal Equities, Inc.